Claude B. Granese, CPA
1108 N. Bethlehem Pike
P.O. Box 483
Spring House, PA  19477

(215) 628-9040

To the Shareholders and
 Board of Directors
Manor Investment Funds, Inc.

In planning and performing my audit of the financial statements and financial highlights of Manor Investment Funds, Inc. (the Company), for the year ended December 31, 2002, I considered its internal control, including control activities for safeguarding securities. I did so to determine my auditing procedures for the purpose of expressing my opinion on the financial statements, and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Company is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

My consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses, under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, I noted no matters involving internal control and its operation, including controls for safeguarding securities, that I consider to be material weaknesses as defined above as of December 31, 2002.

This report is intended solely for the information and use of management and the Board of Directors of the Company and the Securities and Exchange Commission, and is not intended to be and should not be used by anyone other than these specified parties.


Spring House, Pennsylvania
January 28, 2003